EXHIBIT 23.1
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              CONSENT AND ACKNOWLEDGMENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of American Medical Alert Corp. ("AMAC") of our report dated February 17, 2000, relating to the consolidated financial statements which appears in AMAC's Annual Report to shareholders on Form 10-KSB for the year ended December 31, 1999. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

We acknowledge the incorporation by reference in this Registration Statement on Form S-3 of AMAC of our reports dated May 11, 2000, August 10, 2000 and November 13, 2000, included as exhibits to the Quarterly Reports on Form 10-QSB for the quarters ended March 31, June 30 and September 30, 2000, respectively.


/s/ MARGOLIN, WINER & EVENS LLP
MARGOLIN, WINER & EVENS LLP
Garden City, New York
January 30, 2001